Exhibit 10.17

VAIL RESORTS, INC.

RESTRICTED SHARE UNIT AGREEMENT

THIS AGREEMENT is between Vail Resorts, Inc., a Delaware corporation (the “Company”), and the employee who receives this Agreement in connection with an award of Restricted Share Units under the Company’s 2015 Omnibus Incentive Plan (the “Plan”).

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the parties hereto agree as follows.

1.Award of Restricted Share Units. Pursuant to the provisions of the Plan, the terms of which are incorporated herein by reference, you may, from time to time, be awarded Restricted Share Units (the “Award”), subject to the terms and conditions of the Plan and those herein set forth. An Award is granted as of the date set forth in the notification to you of such Award (the “Date of Grant”). Capitalized terms used herein and not defined shall have the meanings set forth in the Plan. In the event of any conflict between this Agreement and the Plan, the Plan shall control.

2.Terms and Conditions. It is understood and agreed that the Award of Restricted Share Units is subject to the following terms and conditions:

3.Vesting of Award. Subject to Sections 4 and 5 below and the other terms and conditions of this Agreement, the Award shall become vested as provided in the notification to you of such Award.

4.Change in Control. Notwithstanding any provision of this Agreement to the contrary, in the event that the successor corporation in a Change in Control does not assume or substitute for the Award (or portion thereof), the Committee will (i) cause any or all of such Award (or portion thereof) to terminate in exchange for cash, rights or other property having a value (as determined by the Committee acting in good faith) equal to the formula or fixed price per share paid to holders of Shares pursuant to such Change in Control, with respect to each Share underlying the Restricted Share Units, or (ii) cause the Participant to fully vest in the Award and all restrictions on the Award to lapse, and, with respect to any performance criteria, all performance goals will be deemed achieved at the greater of actual performance or 100% of target levels and all other terms and conditions shall be deemed met, in each case, to the extent the Award otherwise remains outstanding and has not otherwise vested or been forfeited as of any such Change in Control.

Notwithstanding anything herein to the contrary, in the event that the Award is assumed or substituted or otherwise continued by a successor in a Change in Control, the following terms shall apply. In the event of your termination of continuous service without Cause by the successor or its affiliates in a Change in Control during the 12-month period following a Change in Control, the Award shall fully vest and all restrictions on the Award shall lapse, and, with respect to any performance criteria, all performance goals will be deemed achieved at the greater of actual performance or 100% of target levels and all other terms and conditions shall be deemed met, in each case, to the extent the Award otherwise remains outstanding and has not otherwise vested or been forfeited. “Cause” shall have the equivalent meaning or the same meaning as “cause” or “for cause” set forth in any employment, consulting, or other agreement for the performance of services between you and the Company or an Affiliate or, in the absence of any such agreement or any such definition in such agreement, such term shall mean (i) the failure by you to perform, in a reasonable manner, your duties consistent with your duties immediately prior to a Change in Control (provided, that a material reduction in your compensation as in effect immediately prior to the Change in Control shall excuse any failure to perform such duties, unless otherwise agreed by you), (ii) any violation or breach by you of your employment, consulting or other similar agreement with the Company or an Affiliate, if any, (iii) any violation or breach by you of any non-competition, non-solicitation, non-disclosure and/or other similar agreement with the Company or an Affiliate, (iv) any act by you of dishonesty or bad faith with respect to the Company or an Affiliate, (v) use of alcohol, drugs or other similar substances in a manner that adversely affects your work performance, or (vi) the commission by you of any act, misdemeanor, or crime reflecting unfavorably upon you or the Company or any Affiliate. The good faith determination by the Company of whether your service was terminated by the Company for “Cause” shall be final and binding for all purposes hereunder. For the avoidance of doubt, the foregoing shall apply to the extent and in a manner consistent with the requirements of Section 409A of the Internal Revenue Code.

The obligations of the Company hereunder shall be binding upon any successor of the Company.

5.Termination of Service; Forfeiture of Unvested Shares; Death. In the event of a termination of your employment with the Company and its Subsidiaries prior to the date that the Award otherwise becomes vested, the unvested portion of the Award shall immediately be forfeited by you and become the property of the Company. Notwithstanding the foregoing, if your employment with the Company and/or its Subsidiaries terminates as a result of your death, then the Award, if not already vested under Section 3, will vest in full as of the date of death.

6.Delivery. Promptly following the vesting of Restricted Share Units pursuant to the terms and conditions hereof and the satisfaction of any withholding tax liability pursuant to Section 11 hereof, but no later than March 15 of the calendar year following the calendar year in which such vesting occurs, the certificates evidencing the Shares to which the vested Restricted Share Units relate shall be delivered to you or other evidence of the Shares shall be provided to you. In the event of your death and the vesting of this Award pursuant to Section 5 above, the Shares shall be delivered to the executor or administrator of your estate or to the person or persons to whom your rights under this Agreement shall pass by will or by the laws of intestate succession.

7.Rights of a Stockholder. You shall have no right to transfer, pledge, hypothecate or otherwise encumber the Restricted Share Units. You shall not have the rights of a stockholder with respect to the Restricted Share Units, including the right to receive dividends.

8.No Right to Continued Employment. The Award shall not confer upon you any right with respect to continuance of employment by the Company nor shall this Award interfere with the right of the Company to terminate your employment at any time.

9.Transfer of Shares. The Shares delivered hereunder, or any interest therein, may be sold, assigned, pledged, hypothecated, encumbered, or transferred or disposed of in any other manner, in whole or in part, only in compliance with the terms, conditions and restrictions as set forth in the governing instruments of the Company, applicable federal and state securities laws or any other applicable laws or regulations and the terms and conditions hereof. No Shares shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

10.Expenses of Issuance of Shares. The issuance of stock certificates hereunder shall be without charge to you. The Company shall pay any issuance, stamp or documentary taxes (other than transfer taxes) or charges imposed by any governmental body, agency or official (other than income taxes) by reason of the issuance of Shares.

11.Withholding. No later than the date of delivery of Shares pursuant to Section 6 hereunder, you shall pay to the Company or make arrangements satisfactory to the Committee regarding payment of any federal, state or local taxes of any kind required by law to be withheld at such time with respect to the Award and the Company shall, to the extent permitted or required by law, have the right to deduct from any payment of any kind otherwise due to you, federal, state and local taxes of any kind required by law to be withheld at such time. You may elect to have the Company withhold Shares to pay any applicable withholding taxes resulting from the Award, in accordance with any rules or regulations of the Committee then in effect. Notwithstanding the foregoing, the maximum number of Shares that may be withheld from the Award to satisfy any federal, state, or local tax withholding requirements upon the vesting of, or payment of Shares pursuant to, the Award, as applicable, may not exceed such number of Shares having a Fair Market Value equal to the minimum statutory amount required by the Company to be withheld and paid to any such federal, state, or local taxing authority with respect to such vesting or payment of Shares, or such greater amount as may be permitted under applicable accounting standards.

12.References. References herein to your rights and obligations shall apply, where appropriate, to your legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Agreement.

13.Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of, or by email or other electronic means using a system maintained by the Company when transmitted without a notice of failed delivery:

If to the Company:    Vail Resorts, Inc.
390 Interlocken Crescent

Suite 1000
Broomfield, Colorado 80021 Attention: General Counsel

If to you:	At your most recent address shown on the Company’s corporate records, or at any other address which you may specify in a notice delivered to the Company in the manner set forth herein.

14.Adjustments. In the event that the Committee shall determine that any dividend in Shares, recapitalization, Share split, reverse split, reorganization, merger, consolidation, spin- off, combination, repurchase, share exchange, or other similar corporate transaction or event affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of your rights under this Award, then the Committee shall make such equitable changes or adjustments as it deems appropriate and adjust, in such manner as it deems equitable, including, without limitation, the number and kind of Shares, other securities or other consideration issued or issuable with respect to this Award. In the event that the Company shall declare an extraordinary cash dividend, then the Committee shall in its discretion either (i) pay you cash when and as your Restricted Share Units vest in an amount equal to the number of Restricted Share Units vested multiplied by the per share amount of such extraordinary cash dividend; or (ii) make such other adjustment as the Committee determines would provide you with a substantially similar benefit.

15.Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon you and your beneficiaries, executors, administrators and the person(s) to whom the Restricted Share Units may be transferred by will or the laws of descent or distribution.

16.Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

17.Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A of the Code.

18.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflict of laws.

19.Binding Effect. By accepting the Award, you agree to be bound by this Agreement.

20.Confidentiality. As part of your responsibilities with the Company, you may have access to or become familiar with information concerning the business of the Company that is of a confidential nature. By accepting this Award, you agree that you will not discuss or disclose any confidential information to any outside individual or institution or to use it for your own benefit except on the direct written authorization of a member of the Executive Committee. Please refer to the Confidential Information section in the Employee Guide for additional information, including a description of the information considered confidential. The Company will pursue legal remedies for unauthorized use or disclosure of sensitive, confidential information.